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Exhibit 10.44

TAX INDEMNIFICATION AGREEMENT

        This Tax Indemnification Agreement ("Agreement") is entered into effective as of September 24, 2002, by and among Stephen A. Wynn, an individual, Aruze USA, Inc., a Nevada corporation, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Asset Fund Series, Baron Asset Fund, a Massachusetts business trust, on behalf of the Baron Growth Fund Series, and Kenneth R. Wynn Family Trust dated February 20, 1985 (each of the foregoing, individually, a "Member," and, collectively, the "Members"), Valvino Lamore, LLC, a Nevada limited liability company (the "LLC"), and Wynn Resorts, Limited, a Nevada corporation (the "Corporation"), with reference to the following facts:

        WHEREAS, each Member owns an interest in the LLC (an "LLC Interest") and has entered into that certain Amended and Restated Operating Agreement of the LLC dated as of October 3, 2000, as amended (the "Operating Agreement");

        WHEREAS, the Members constitute all of the members of the LLC;

        WHEREAS, the Members and the Corporation have entered into that certain Contribution Agreement, effective as of June 10, 2002 (the "Contribution Agreement"), pursuant to which each Member has agreed to contribute to the Corporation all of his or its LLC Interest, effective as of the Closing Date (as defined in the Contribution Agreement), in exchange for shares of common stock, $0.01 par value per share, of the Corporation;

        WHEREAS, the LLC has been classified as a partnership for federal tax purposes (a "Tax Partnership") since October 3, 2000 (the "Partnership Commencement Date") and will continue to be classified as a partnership for federal tax purposes until the contribution of the LLC Interests to the Corporation under the Contribution Agreement (the "Contribution");

        WHEREAS, commencing upon the Contribution, the LLC will for federal tax purposes be disregarded as an entity separate from the Corporation, and the LLC's activities will be treated in the same manner as a division of the Corporation;

        WHEREAS, the Corporation will be classified as a corporation for federal tax purposes (a "C Corporation"); and

        WHEREAS, in entering into the Contribution Agreement, the Members and the Corporation understood that, in connection with the Contribution and the resulting termination of the LLC's classification as a Tax Partnership, there would be a tax indemnification agreement among the Members, the LLC, and the Corporation.

        NOW, THEREFORE, in light of the above recitals and in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Partnership Classification; Termination.

        1.1    Tax Partnership.    The Members and the LLC represent and warrant that the LLC has been a Tax Partnership since the Partnership Commencement Date until the date hereof.

        1.2    Termination of Tax Partnership.    Effective upon the Contribution, the LLC and the Corporation intend to terminate the LLC's classification as a Tax Partnership and to treat the LLC as a division of a C Corporation.

2.    Taxes.

        2.1    Liability for Taxes Incurred During Partnership Taxable Years.    Each Member, severally and not jointly, covenants and agrees that: (i) such Member has duly included, or will duly include, in his or its own federal and, if applicable, state or other income tax returns, his or its allocable share (as reported to such Member by the LLC on Schedule K-1 to Form 1065 (U.S. Return of Partnership Income) or other applicable form) of the LLC's items of income, gain, loss, deduction, or credit (such items, "Tax Items") attributable to taxable years ending on or before the date of the Contribution during which the LLC was or is classified as a Tax Partnership (such taxable years, "Partnership Taxable Years"); and (ii) such Member has paid, or will pay, any and all taxes attributable to such allocable share. Each Member, severally (according to his or its allocable share of the LLC's Tax Items as determined under the applicable provisions of the Operating Agreement) and not jointly, covenants and agrees to pay any income taxes, interest, or penalties thereon assessed with respect to the LLC for Partnership Taxable Years (subject to such Member's right to indemnification hereunder).

        2.2    Preparation of Returns; Liability for Taxes Following Contribution.    The LLC and the Corporation covenant and agree that: (i) the LLC and the Corporation shall be responsible for and shall effect the filing of all federal, state, foreign, and other tax returns required to be filed by the LLC with respect to any and all taxable periods; (ii) such returns shall include the LLC's income (or loss) from all sources for all periods covered by such returns; and (iii) the LLC and/or the Corporation shall pay (and/or shall cause one or more entities in which the LLC and/or the Corporation, either directly or through one or more other entities, holds an interest to pay) any and all taxes required to be paid by the LLC and/or the Corporation (and/or such entities in which the LLC and/or the Corporation, either directly or through one or more other entities, holds an interest) for all taxable years commencing on or after the date of the Contribution as required by applicable law.

        2.3    Responsibility for Tax Matters.    The LLC and the Corporation shall have full responsibility and discretion for the handling of all tax matters with respect to which the LLC and the Corporation may be required to indemnify a party under Section 2.4 (such party, the "Indemnified Party"), including without limitation all disagreements with federal, state, local, or foreign governmental authorities that impose or have jurisdiction over taxes or similar assessments or charges (such authorities, "Taxing Authorities") involving the treatment of Tax Items in the context of audits, protests to administrative appeals authorities, litigation, or otherwise (such disagreements, "Tax Controversies"); provided, however, that the LLC and the Corporation shall reasonably keep the Indemnified Party advised and shall reasonably consult with the Indemnified Party with respect to any such tax matter. The LLC and the Corporation shall furnish the Indemnified Party with a copy of any correspondence received from a Taxing Authority with respect to any Tax Controversy with respect to which the LLC and the Corporation may be required to indemnify the Indemnified Party as provided hereunder. The Indemnified Party shall provide all reasonable cooperation and assistance as requested by the LLC and the Corporation in order for them to handle such tax matter and shall execute and deliver such documents and perform such actions as are reasonably requested with respect thereto.

        2.4    Indemnification by LLC and Corporation for Tax Liabilities.    The LLC and the Corporation, jointly and severally, hereby indemnify and agree to defend and hold harmless each Member from, against, and in respect of (a) any federal, state, and other income tax liability (including without limitation interest and penalties) incurred by such Member for any taxable year as a result of an increase in taxable income (or decrease in tax loss) of the LLC for any Partnership Taxable Year (by reason of an amended return, claim for refund, audit, or otherwise) that is accompanied by a related decrease in the taxable income (or increase in tax loss, including carryforwards, or increase in the adjusted basis for federal, state, or other income tax purposes of any assets) of the LLC, the Corporation, or any entity in which the LLC or the Corporation, either directly or through one or more other entities, holds an interest; and (b) all costs and expenses, including without limitation attorneys' fees and costs, reasonably incurred by such Member in fulfilling his or its obligations hereunder to cooperate, assist, and otherwise act at the request of the LLC and the Corporation.

        2.5    Notice of Certain Facts, Conditions, and Events.    Upon any party to this Agreement becoming aware of a fact, condition, or event that could reasonably lead to a claim for indemnification under Section 2.4, the discovering party shall give prompt notice of such fact, condition, or event to all other parties to this Agreement; provided, however, that failure to give any such notice shall not relieve the LLC or the Corporation of any of their obligations of indemnification hereunder, unless such failure materially prejudices the ability of the LLC or the Corporation to exercise their rights under Section 2.3.

        2.6    Payments.    All payments of indemnification to be made by the LLC and the Corporation hereunder shall be made in immediately available funds by the later of (a) ten (10) days following receipt of a written notice from the Indemnified Party setting forth in reasonable detail the basis of the claim hereunder and (b) one business day before the date on which the Indemnified Party is to pay the increase in his or its tax liability or the cost or expense for which he or it is entitled to indemnification under this Agreement. The Indemnified Party shall promptly furnish the LLC and the Corporation with such additional substantiation of such claim as they may reasonably request. Any payment not made by the LLC or the Corporation when due hereunder shall bear interest from the due date at a rate per annum equal to the rate of interest then announced by Bank of America as its prime commercial lending rate plus 200 basis points.

        2.7    Refund.    If the Indemnified Party receives a payment of indemnification hereunder, the Indemnified Party shall provide all reasonable cooperation and assistance as may later be requested by the LLC and the Corporation in order to pursue a refund from a Taxing Authority of part or all of the increase in the Indemnified Party's tax liability in respect of which such payment of indemnification was made. In connection therewith, the Indemnified Party shall execute and deliver such documents and perform such actions as are reasonably requested with respect thereto. If the Indemnified Party receives such a refund, the Indemnified Party shall return such payment of indemnification to the extent of the amount of such refund.

3.    Miscellaneous.

        3.1    Complete Agreement; Modifications.    This Agreement constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes all agreements, representations, warranties, statements, promises, and understandings, whether oral or written, with respect to the subject matter hereof. Nothing in the Contribution Agreement shall be interpreted as limiting or expanding the rights or obligations of the parties hereunder. Nothing in this Agreement shall be interpreted as limiting or expanding the representations or warranties made by any party to the Contribution Agreement. This Agreement may not be amended, altered, or modified except by a writing signed by each of the parties.

        3.2    Representations and Warranties.    The representations and warranties in this Agreement shall survive the execution hereof and remain in full force and effect regardless of any disclosures made to or investigations made by a party.

        3.3    Additional Documents.    Each party hereto agrees to execute and deliver any and all further documents and to perform such other actions that may be or become necessary or expedient to effectuate and carry out this Agreement.

        3.4    Notices.    Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, telex, facsimile, telegram, e-mail, or first class or certified mail, postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be as follows:

    If to the LLC or the Corporation:

      3145 Las Vegas Boulevard South
      Las Vegas, Nevada 89109
      (702) 733-4596 (facsimile)
      Attn: Legal Department

      With a copy to:

      Irell & Manella LLP
      1800 Avenue of the Stars
      Suite 900 Los Angeles, California 90067
      (310) 203-7199 (facsimile)
      Attn: C. Kevin McGeehan, Esq.

    If to the Members:

      As set forth on Schedule A.

        Any notice sent by first class or certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

        3.5    No Third-Party Benefits.    None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

        3.6    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

        3.7    No Assignment.    None of the parties may assign any of his or its rights under this Agreement without the prior written consent of the others.

        3.8    Severability.    In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

        3.9    Governing Law.    The laws of the State of Nevada applicable to contracts made in that State, without giving effect to its conflict of law rules, shall govern the validity, construction, performance, and effect of this Agreement.

        3.10    Attorneys' Fees.    Should any litigation be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys' fees and court costs incurred by reason of such litigation.

        3.11    Construction.    In the interpretation of this Agreement, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to effectuate fully the intent of the parties and the transactions contemplated herein. Syntax shall yield to the substance of the terms and provisions hereof. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend, or interpret the scope of this Agreement or of any particular section.

        3.12    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature Page to Tax Indemnification Agreement

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first set forth above.

/s/ STEPHEN A. WYNN STEPHEN A. WYNN

ARUZE USA, INC., a Nevada corporation
By:	/s/ KAZUO OKADA

BARON ASSET FUND, a Massachusetts business trust, on behalf of the BARON ASSET FUND SERIES
By:	/s/ LINDA MARTINSON

BARON ASSET FUND, a Massachusetts business trust, on behalf of the BARON GROWTH FUND SERIES
By:	/s/ LINDA MARTINSON

KENNETH R. WYNN FAMILY TRUST DATED FEBRUARY 20, 1985
By:	/s/ KENNETH R. WYNN Kenneth R. Wynn, Trustee

VALVINO LAMORE, LLC, a Nevada limited liability company
By:	/s/ STEPHEN A. WYNN Stephen A. Wynn, Managing Member

WYNN RESORTS, LIMITED, a Nevada corporation
By:	/s/ STEPHEN A. WYNN Stephen A. Wynn, Chief Executive Officer

SCHEDULE A

Members

Member	Address
Stephen A. Wynn	3145 Las Vegas Blvd. South Las Vegas, NV 89109 (702) 791-0167 (facsimile)
Aruze USA, Inc.	745 Grier Drive Las Vegas, NV 89119 (702) 361-3407 (facsimile) Attn: Koiki Ohba
Baron Asset Fund, on behalf of the Baron Asset Fund Series	c/o Baron Funds 767 Fifth Avenue, 49th Floor New York, NY 10153 (212) 583-2014 (facsimile) Attn: Linda S. Martinson, Esq.
Baron Asset Fund, on behalf of the Baron Growth Fund Series	c/o Baron Funds 767 Fifth Avenue, 49th Floor New York, NY 10153 (212) 583-2014 (facsimile) Attn: Linda S. Martinson, Esq.
Kenneth R. Wynn Family Trust dated February 20, 1985	c/o Kenneth R. Wynn, Trustee 3145 Las Vegas Blvd. South Las Vegas, NV 89109 (702) 733-4738 (facsimile)

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TAX INDEMNIFICATION AGREEMENT